    Exhibit 10.27
October 29, 2021
Gagan Dhingra

Re: Offer of Employment
Dear Gagan Dhingra,

It gives me great pleasure to offer you the Exempt position with Lucid USA, Inc. (doing business as Lucid Motors) (the “Company”) as VP of Accounting and Internal Controls at our Newark, CA location reporting to Sherry House. You will be appointed as the Company's Principal Accounting Officer, which will also be a Section 16 Officer position under the SEC rules. Your start date is December 13, 2021 (“Hire Date”). The terms and conditions of your employment with the Company will be as set forth below.

Base Salary and Other Compensation

You will be paid the following compensation during your employment:

•You will be paid a base salary of $330,000 annualized, less applicable tax and other withholdings.

•In addition to your base salary, you will be eligible to earn a target incentive bonus of up to 50% of your base salary, less applicable tax and other withholdings, as determined by the Company in its discretion based upon the Company's performance and your individual performance. The bonus will be paid in the first quarter of the following year on a date determined by the Company in its sole discretion. You must be employed on the date the bonus is paid to be eligible to receive the bonus. There will be no target incentive bonus for the 2021 fiscal year and your eligibility for this bonus will begin on January 1, 2022 for the performance year of 2022.

•The Company is pleased to offer you a one-time sign-on bonus of $100,000 less applicable tax and other withholdings. While the sign-on bonus will be advanced in the first 30 days after you join the Company, this sign-on bonus will only become earned in the event that you successfully complete one year of employment with Company in good standing. If you resign from your employment with Company or are terminated for misconduct, moral turpitude, failure to perform your duties, or serious or repeated breach of company policies before the first anniversary of your Hire Date, you will immediately repay the Company the full (gross) amount of this sign-on bonus.

Severance

You will be eligible to participate in the Lucid USA, Inc. Severance Benefit Plan. The summary of the plan’s benefits that you are eligible to receive pursuant to the Plan is described in the table below. Upon your acceptance and after your start with Lucid Motors, you will receive a full plan document for your review and signature.

	Salary Continuation	Maximum Duration of COBRA Payment Period	Percentage of Outstanding Unvested Equity Awards That Will Accelerate
Qualifying Termination that is NOT a Change of Control Termination	6 months of your Monthly Base Salary	6 months	0%
Qualifying Termination that is a Change of Control Termination	9 months of your Monthly Base Salary	9 months	100% subject to Modified Economic Cutback

Employee Benefits

You will be eligible to participate in the Company employee benefit plans that the Company makes available to similarly-situated employees. The Company provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program. The eligibility dates of the benefits are as follows:

•Group health insurance benefits: commence on hire date
•Vacation days and sick days: accrual starts on hire date
•Flexible spending account: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account
•401(k) program: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account

Stock Award
The Company will recommend to the Compensation Committee of the Company’s Parent Company’s Board of Directors or other properly delegated committee or individual that you receive a Lucid Group, Inc. restricted stock unit (“RSUs”) award with a grant date value of approximately $2,200,000 at the next practicable date following your start date on which the Committee or delegate approves equity awards for new hires. The precise number of RSUs will be determined by dividing the approximate grant date value by the average closing price for the thirty-days prior to the date the award is approved. Your RSUs will generally be eligible to vest over four years as follows: 25% will be eligible to vest on the first Company Vesting Date to occur following the first anniversary of your Hire Date, and 1/16th of the total RSUs granted will vest quarterly thereafter on each subsequent “Company Vesting Date” (as defined in the RSU Agreement) subject to your continued employment through each vesting date (the “Vesting Schedule”). “Company Vesting Date” means March 5, June 5, September 5, and December 5 of each calendar year (provided, that to the extent any of the Company Vesting Dates fall on a weekend or Company holiday, that Company Vesting Date instead will be the immediately following business day thereafter). Your RSU award is subject in all respects to approval by the Committee or its delegate and the terms and conditions of the Company’s then-applicable equity incentive plan and RSU Award Agreement, each of which will be provided to you as soon as practical after the Committee approves your Award.

Proof of Right to Work

Your employment is contingent upon providing appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 form purposes. Failure to provide appropriate documentation within three days of your hire date will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Confidential Information and Invention Assignment Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Hire Date.

Background Checks

This offer is contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company as well as a pre-employment drug screening (if required for your role). If a drug screen is required for your role, HireRight will contact you and provide you direction as to when and how to complete the drug screen.

Additionally, due to the impact of Covid-19, some background checks cannot be completed. In the event that we cannot complete it, we would like to start your employment in accordance with this employment offer. Your continued employment will be contingent upon a satisfactory background check.

Driver’s License Information

If driving will be one of the essential functions of your job, as a further condition of your employment, you must: (a) authorize the Company to conduct a DMV (or similar) check of your driving record; (b) have maintained an excellent driving record (as determined by the Company in its discretion) for at least the past five (5) years; (c) currently have the appropriate license for the type of driving you will be doing on behalf of the Company; (d) maintain the appropriate license for the type of driving you will be doing on behalf of the Company at all times during your employment; and (e) maintain an excellent driving record (as determined by the Company in its discretion) at all times during your employment with the Company.

Return of Materials

Prior to your employment with the Company, you shall return all materials to your former employer or client, including any electronic storage devices, and ensure that you have not retained any files or records of your former employer or client on any media, including cloud-based storage systems.

At-Will Employment

Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or advance notice. The Company reserves the right, in its sole discretion, to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis. This Offer of Employment shall be governed by and construed under the laws of the state in which Lucid Motors employs you at hire, without regard to conflict of law principles.

Integration and Modification

This Offer of Employment, together with any other documents described herein, sets forth the terms and conditions of our offer of employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company.

We welcome you to Lucid Motors and look forward to working with you. We trust that it will be a mutually rewarding experience. The offer of employment contained herein will expire at the close of business on November 5, 2021; please confirm your acceptance of this offer by signing and dating this offer on the spaces below and returning it to me prior to that time.

Sincerely,

/s/ Michael Carter
Michael Carter
Vice President, People

I have read and understand the terms and conditions set forth in this Offer of Employment. Furthermore, in choosing to accept this employment with Lucid USA, Inc. (dba Lucid Motors), I agree that I am not relying on any representations, whether verbal or written, except as specifically set forth in this Offer of Employment.

/s/ Gagan Dhingra
Gagan Dhingra

ATTACHMENT A

Sign-On Bonus Repayment Agreement

THIS AGREEMENT made by and between Lucid USA, Inc. (dba Lucid Motors USA, Inc.) (hereinafter the “Company”) and Gagan Dhingra (hereinafter “Employee”).

The Company is pleased to advance Employee a one-time sign-on bonus of $100,000 less applicable tax and other withholdings. While the bonus will be advanced in the first 30 days after Employee joins the Company, this sign-on bonus will only become earned in the event that Employee successfully completes one year of employment with Company in good standing. If Employee resigns from their employment with Company or is terminated for misconduct, moral turpitude, failure to perform Employee’s duties, or serious or repeated breach of company policies before the first anniversary of their Hire Date, Employee will not earn the sign-on bonus and will immediately repay Company the full (gross) amount of this sign- on bonus.

By signing below, I acknowledge and understand the above agreement. I further agree to repay the Company the full (gross) amount of $100,000 sign-on bonus on my last date of employment, should my employment end before the first anniversary my employment. By signing below, I further authorize Company to withhold $100,000 from any severance and other final pay owed to me, as permitted by law.

/s/ Gagan Dhingra

Gagan Dhingra